EXHIBIT 10.3


                            EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on February 5, 1999, by and between INTERNET ASSOCIATES INTERNATIONAL, INC., a Nevada Corporation ("IAI") and JOHN REINBERGS ("Employee").

WHEREAS: IAI desires to secure the Services of Employee, and Employee desires to furnish such services to IAI upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1. POSITION: Employee will assume the position of Secretary/Treasurer a Director of IAI.

2. TERM. Subject to the terms of this Agreement, IAI agrees to employ the Employee, and the Employee agrees to be so employed, for a period of three (3) years, commencing on the Closing Date of the acquisition of IAI by Safe Technologies International., Inc. ("SFAD"). The term of employment, including both the initial term and any renewal terms, is hereinafter referred to as the "period of active employment." This term of this Agreement will be automatically renewed for additional successive one year periods unless either Employee or SFAD notifies the other in writing within ninety (90) days prior to the end of the then current period of active employment that this Agreement will not be renewed.

3. DUTIES. Employee is employed pursuant to the terms of this Agreement to perform those tasks reasonably consistent with Employee's position which are prescribed by the Board of Directors of IAI. Employee shall at times faithfully, industriously and to the best of Employee's ability, experience and talents, perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof, to the reasonable satisfaction of IAI. Employee agrees to devote all of Employee's time and energy to Employee's duties and responsibilities as set forth herein. Employee shall not render personal services to or for any person, firm, corporation or other organization for compensation, other than IAI, except that Employee may partake in part-time or occasional work which does not interfere with the performance of the Employee's duties pursuant to this Agreement in a material way. The Employee may be employed by Cybergraphics Institute, Inc. ("Cybergraphics") as long as Cybergraphics pays all of its expenses of operations and remits all the remaining proceeds to IAI.


4. COMPENSATION. IAI covenants and agrees that, in consideration of the services performed hereunder, IAI will pay to Employee an annual Base Salary of $104,000. The Base Salary shall be paid on a weekly basis in the amount of $2,000.00 per week. Employee's Base Salary will be subject to annual review and, if appropriate, increase, by the Board of Directors of SFAD. Employee shall also be entitled to an annual bonus equal to seven and one half percent (7.5%) of any amount by which the net profits of IAI for the prior fiscal year exceeds the net profits of IAI for the fiscal year ended December 31, 1999.
In addition to the foregoing, IAI shall provide Employee a Benefit Package agreeable to the Employee and the Board of Directors, which shall include an automobile allowance of $800 per month, reimbursement for reasonable and necessary business expenses, health insurance and three weeks paid vacation (also described in Section 15 hereof).

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5.  TIME.  Employee hereby accepts employment with IAI on the terms and conditions herein set forth and agrees that during the period of active employment, as defined above, Employee shall devote Employee's full time and attention to the rendition of the enumerated services on behalf of IAI and to the furtherance of IAI's best interests. Employee agrees that, in the rendition of such services and in all aspects of the employment, Employee shall comply with the policies, standards and regulations of the IAI from time to time established, provided that such policies, standards and regulations shall not violate the law or ethics.

6.  TERMINATION.

  (a) This Agreement may be terminated by the Board of Directors of SFAD at any time for cause. Notwithstanding such termination, Employee shall be entitled to receive Employee's Base Salary as accrued through the date of termination.

  (b)For purposes of this section, "cause" shall mean:

  (i) If Employee is convicted by a court of competent and final jurisdiction of any crime (whether or not involving IAI) which constitutes a felony in the jurisdiction involved;

  (ii) If Employee commits any act of fraud, embezzlement or similar conduct against, or breaches a material fiduciary obligation to, IAI;

  (iii) If Employee unreasonably fails or refuses to perform in any material respect any of Employee's duties and responsibilities as required by this Agreement; or

  (iv)  If Employee breaches the terms of Section 7 or Section 8 herein.


  (c) Prior to terminating the Employee pursuant to Section 5(b)(iii) of this Agreement, IAI shall first send the Employee a written notice of the alleged breach and a thirty (30) day period to cure such alleged breach. If the Employee has not cured the alleged breach within the thirty (30) day cure period, IAI may send the Employee a notice of termination. If IAI terminates the Employee for any other reason, termination shall be effective when IAI sends the Employee written notice of termination.

  (d) This Agreement may be terminated by the Employee upon the occurrence of any event that has, or can reasonably be expected to have, a material adverse effect on the financial condition, business, results of operation or prospects of IAI's parent corporation, SFAD. Upon any such termination, Employee shall be entitled to receive Employee's Base Salary as accrued through the date of termination.

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7.  CERTAIN RESTRICTIVE COVENANTS.

  (a) Employee recognizes and acknowledges that confidential information may exist, from time to time, with respect to the business of IAI. Accordingly, Employee agrees that Employee will not disclose any confidential information relating to the business of IAI to any individual or entity during Employee's employment or thereafter. The provisions of this paragraph shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Employee's breach of Employee's obligations hereunder), and information which Employee is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court and, when reasonably possible, if Employee shall give IAI prior notice of such intended disclosure so that it has the opportunity to seek a protective order if it deems appropriate).

  (b)As used in this Agreement, "confidential information" shall mean studies, plans, reports, surveys, analyses, notes, records, unpublished memoranda or documents, and all other non-public information relating to IAI's business activities, including without limitation, all methods, processes, techniques, equipment, research data, marketing and sales information, personnel data, customer lists, employee lists, financial data, plans and all other techniques, know how and trade secrets which presently or in the future are in the possession of IAI.

  (c) All memoranda, notes, records, reports, plans, papers or other documents made or compiled by or made available to Employee in the course of employment are and shall be the sole and exclusive property of IAI and shall be promptly delivered and returned to IAI by Employee immediately upon termination of employment with IAI.

8.  NON-COMPETITION.

  (a) During the period of active employment, and for a period of one year thereafter, Employee shall not engage as principal, officer, director, employee, controlling stockholder, partner or member, directly or indirectly, in any activity or business which competes with ongoing operations of the IAI in any area of the world where IAI regularly conducts its business. This provision shall not prevent Employee from serving as a consultant to any such business after the period of active employment.

  (b) Employee also agrees to refrain from soliciting or otherwise calling upon any then current clients of IAI for a period of two (2) years immediately following termination of this agreement.

  (c) The provisions of this Article regarding Non-Competition have been carefully considered by Employee, and it is expressly covenanted and agreed that in consideration of the totality of the circumstances under which Employee has been retained by IAI, the foregoing restrictions on competition are fair and that the provisions of this Article regarding Non-Competition are to be construed as one of the exceptions to the prohibitions on restraint of trade set forth in Section 542.33 Florida Statues. The provisions of this Article shall survive the termination of this Agreement.

  (d) This Article shall not apply if Employee's period of active employment is terminated by the Board of Directors of SFAD without cause in violation of this Agreement or if, at any time after the period of active employment, the published bid price for SFAD common stock is less than $.04, or there are no published bid prices for SFAD common stock, for a period of 10 consecutive business days.

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9.  INJUNCTION.  Employee acknowledges that the services to be rendered by
Employee are of a special, unique and extraordinary character, and, in connection with such services, Employee will have access to confidential information vital to IAI's business. Accordingly, Employee consents and agrees that if Employee violates any of the provisions of
Section 7 or Section 8 hereof, IAI would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, IAI shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee form committing or continuing any such violation of this Agreement without the necessity of showing irreparable harm or inadequate remedy at law or the requirement of posting any bond. Nothing in this Agreement shall be construed as prohibiting IAI form pursuing any other remedy or remedies including, without limitation, recovery of damages.


10. MODIFICATIONS OR ELIMINATION OF RESTRICTIONS. In the event that any of the restrictions contained in Sections 7, 8, or 9 hereof shall be held to be in any way an unreasonable restriction on Employee, then the court so holding shall reduce the territory and/or period of time in which such restriction operated, or modify or eliminate any such restriction to the extent necessary to render such paragraphs enforceable.

11. ENTIRE AGREEMENT. This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for either party in connection with the terms hereof. This Agreement may not be amended except by an instrument in writing signed by IAI and Employee.

12. SEVERABILITY. Should any provision or clause hereof be held to be invalid, such invalidity shall not affect any other provision or clause hereof which can be given effect without such invalid provisions.

13. LAWS APPLICABLE. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

14. COVENANTS, WARRANTIES AND REPRESENTATIONS OF EMPLOYEE. Employee represents, covenants and warrants that entering into this Agreement does not constitute a breach of any other agreement to which Employee is a party.

15. VACATION. Employee shall be entitled to an annual vacation of three weeks (3) weeks. Vacation time shall be scheduled at those times most convenient to IAI's business.

16. RELATIONSHIP BETWEEN PARTIES. The parties recognize that the Board of Directors of the IAI, in accordance with controlling state statutes, shall manage the business affairs of the IAI. The relationship between the IAI and Employee is that of employer and employee.

17. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

18. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, and legal representatives, and neither this Agreement nor any beneficiary or beneficiaries designated by IAI.

19. NOTICES. Any notices required of permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to the party entitled thereto.

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20.  ARBITRATION AND ATTORNEY'S FEES.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any decision rendered by the arbitrator shall be final, conclusive and binding upon the parties and may be entered as judgement in any court having jurisdiction thereof. The arbitration shall be held in Palm
Beach County, Florida. The prevailing party shall be entitled to recover all costs incurred in connection with the arbitration procedure.

21. COUNTERPARTS. This Agreement may be executed in counterparts, any one of which shall be evidence of the Agreement of the parties hereto, and all of which, together, shall form the Agreement of the parties.

22. AMENDMENT. No amendment or variation of the terms of this Employment Agreement shall be valid unless made in writing and signed by the parties hereto.

23. DEATH AND DISABILITY. In the event of Employee's death during the term of Employee's employment, this Agreement shall terminate as of the date of death. Employee's beneficiary or estate shall be entitled to receive Employee's base salary as accrued through the date of termination, plus a prorated portion of any bonus earned with regard to that fiscal year. If the Employee is unable to substantially perform his duties on a full-time basis because of disability, illness or injury, he shall be retained at full compensation and other benefits for ninety (90) days. At the expiration of this period, if the Employee remains unable to substantially perform his duties, IAI shall have the unqualified right to terminate the Agreement by written notice to the Employee and no further compensation or benefits shall be due or owing, other than a prorated portion of any bonus earned with regard to that fiscal year.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


WITNESS				INTERNET ASSOCIATES INTERNATIONAL, INC.

                                 /s/ John Reinbergs
                                 ------------------------------
                                 John Reinbergs